Contact:	Nancy Love Robertson
Senior Vice President-
Corporate Communications
(405)225-5600

SONIC ANNOUNCES NEW MEMBER TO
BOARD OF DIRECTORS

OKLAHOMA CITY (August 6, 2009) – Sonic Corp. (NASDAQ:SONC), the nation’s largest chain of drive-in restaurants, today announced that Douglas N. Benham has been named to its Board of Directors.  His election was announced following Sonic’s quarterly Board of Directors meeting, which was held today.

Benham is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant consulting firm based in Atlanta.  Prior to operating his consulting firm, Benham was president and CEO of Arby’s, the 43-year old, $3 billion dollar restaurant chain known primarily for its line of roast beef sandwiches.

“Doug brings both relevant multi-unit retail experience and management skills to the board.  His understanding of franchising and company-store operations, as well as his business savvy and background in finance, will add tremendous value to Sonic and subsequently, to our stockholders,” said Cliff Hudson, Chairman and Chief Executive Officer of Sonic Corp.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma, called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma.  Sonic now has more than 3,500 drive-ins coast to coast, where more than a million customers are served every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic on the Internet at www.sonicdrivein.com.